Exhibit 99.1

Contact:
Kaitlyn Brosco
ESPERION
corporateteam@esperion.com

ESPERION Reports Fourth Quarter and Full Year 2020 Financial Results and Provides Company Update

–Fourth Quarter 2020 U.S. Product Revenue of $8.2 Million, Approximately 150 Percent Increase Compared to the Third Quarter –
–Over 21,000 Patients on NEXLETOL® (bempedoic acid) and NEXLIZET® (bempedoic acid and ezetimibe) Tablets in the U.S. –
–CLEAR Outcomes Study Design Highlighted in The American Heart Journal and Progresses Uninterrupted Despite Pandemic –
–Conference Call and Webcast Today, February 23rd at 4:30 P.M. Eastern Time –

ANN ARBOR, Mich., February 23, 2021 (GLOBE NEWSWIRE) -- ESPERION (NASDAQ:ESPR), the lipid management company, today reported financial results for the fourth quarter and full year ended December 31, 2020 and provided a business update.

“Even though 2020 was an exceptionally challenging year, we made progress in our mission of Lipid Management for Everyone. Successes include the U.S. FDA approval of NEXLETOL® and NEXLIZET®, our innovative oral, once-daily, non-statin LDL-C lowering medicines for indicated patients, the EU EMA approval of NILEMDO® and NUSTENDI® and the first-ever EU product royalty revenue from Daiichi Sankyo Europe, establishing a collaboration with another world-class partner for our medicines in Japan and making uninterrupted progress on our landmark CLEAR Outcomes trial in statin intolerant patients, all while battling the headwinds of the COVID-19 pandemic,” said Tim M. Mayleben, president and chief executive officer of ESPERION. “While navigating the unprecedented environment, we adjusted our commercial and operational footprint, while also optimizing our cost structure to position our team to realize the full potential of our medicines as the negative impact of the pandemic recedes. I am very optimistic for our future growth prospects.”

2020 Key Accomplishments and Recent Highlights
•Achieved U.S. FDA approval for NEXLETOL® and NEXLIZET®, the first ever non-statin combination medicine for LDL-C lowering
•Secured EU approval of NILEMDO® and NUSTENDI® in Europe and transferred marketing authorizations to Daiichi Sankyo Europe (DSE)
•Reported first royalty revenue from DSE following initial European launch of NILEMDO® and NUSTENDI® in Germany during November, reaching 4,000 patients by year end
•Entered development and commercialization agreement with Otsuka Pharmaceutical in Japan
•Accumulated over 50% of the 4-component MACE primary endpoints in the CLEAR Outcomes Study which has 14,000 statin intolerant patients enrolled
•Strengthened the balance sheet with $210 million in collaboration milestones and $280 million convertible debt financing
•In-licensed pre-clinical oral PCSK9 inhibitor program furthering the ESPERION mission

Fourth Quarter and Full Year Financial Results

Total revenue for the fourth quarter and full year ended December 31, 2020 was $9.6 million and $227.5 million, respectively, compared to $1.0 million and $148.4 million for the comparable periods in 2019. U.S. product revenue for the fourth quarter and full year ended December 31, 2020 was $8.2 million and $13.0 million, respectively. Royalty revenue for the fourth quarter and full year ended December 31, 2020 was $0.2 million. The increase in total revenue was primarily due to the U.S. commercialization of NEXLETOL and NEXLIZET and collaboration revenue from our partnerships.

Research and development expenses were $42.0 million for the fourth quarter and $146.9 million for the full year of 2020, compared to $38.2 million and $175.6 million for the comparable periods in 2019. The increase in expense during the fourth quarter was primarily attributable to the upfront payment associated with the in-license of the oral, small molecule PCSK9 inhibitor program, partially offset by a decline in costs related to the completion of enrollment of our CLEAR cardiovascular outcomes trial (CVOT) in 2019.

Selling, general and administrative expenses were $61.6 million for the fourth quarter and $199.6 million for the full year of 2020, compared to $21.7 million and $65.9 million for the comparable periods in 2019. The increase in expense was primarily attributable to costs associated with the commercialization of NEXLETOL and NEXLIZET in the U.S., increases in our headcount resulting from the build out of our customer-facing team, and stock-based compensation expense.

ESPERION had net loss of $104.5 million for the fourth quarter of 2020 and a net loss of $143.6 million for the full year ended December 31, 2020, compared to a net loss of $61.9 million and $97.2 million for the comparable periods in 2019. ESPERION had a basic and diluted net loss per share of $3.89 for the fourth quarter of 2020 and $5.23 for the full year ended December 31, 2020, compared to $2.26 and $3.59 for the comparable periods in 2019.

As of December 31, 2020, cash, cash equivalents and investment securities available-for-sale totaled $305.0 million compared with $201.7 million at December 31, 2019.

ESPERION ended the year with approximately 25.9 million shares of common stock outstanding, excluding the 2.0 million treasury shares to be purchased in the prepaid forward transaction as part of the convertible debt financing with another 4.6 million issuable upon exercise of stock options and vesting of restricted stock units.

2021 Financial Outlook

Research and development expenses for the full year 2021 are expected to be $120 million to $130 million. Selling, general and administrative expenses for the full year 2021 are expected to be $200 million to $210 million.

ESPERION expects full-year 2021 operating expenses to be approximately $320 million to $340 million, inclusive of $30 million of non-cash, stock-based compensation.

Conference Call and Webcast Information
ESPERION will host a conference call and webcast today, February 23, 2021 at 4:30 P.M. Eastern Time to provide a fourth quarter and full year 2020 financial results and company update. The call can be accessed by dialing (877) 831-3840 (domestic) or (253) 237-1184 (international) five minutes prior to the start of the call and providing the access code 2689156.

A live audio webcast can be accessed on the investors and media section of the ESPERION website at investor.esperion.com. Access to the webcast replay will be available approximately two hours after completion of the call and will be archived on the ESPERION website for approximately 90 days.

CLEAR Cardiovascular Outcomes Trial
The effect of bempedoic acid on cardiovascular morbidity and mortality has not been determined. ESPERION initiated a global cardiovascular outcomes trial (CVOT) to assess the effects of bempedoic acid on the occurrence of major cardiovascular events in patients with, or at high risk for, cardiovascular disease (CVD) who are only able to tolerate less than the lowest approved daily starting dose of a statin and are considered "statin averse." The CVOT — known as CLEAR Cardiovascular Outcomes Trial — is an event-driven, global, randomized, double-blind, placebo-controlled study that completed enrollment in August 2019 of over 14,000 patients with hypercholesterolemia and high CVD risk at over 1,200 sites in 32 countries.

ESPERION Therapeutics

ESPERION is The Lipid Management Company. Our goal is lipid management for everybody, that’s why we work hard to make our medicines easy to get, easy to take and easy to have. We discover, develop and commercialize innovative medicines and combinations to lower cholesterol, especially for patients whose needs aren’t being met by the status quo. Our entrepreneurial team of industry leaders is inclusive, passionate and resourceful. We are singularly focused on managing cholesterol so you can improve your health easily. For more information, please visit www.esperion.com and follow us on Twitter at www.twitter.com/EsperionInc.

ESPERION Therapeutics’ Commitment to Patients with Hyperlipidemia

High levels of LDL-C can lead to a build-up of fat and cholesterol in and on artery walls (known as atherosclerosis), potentially leading to cardiovascular events, including heart attack and stroke. In the U.S., 96 million people, or more than 37 percent of the adult population, have elevated LDL-C. There are approximately 18 million people in the U.S. living with elevated levels of LDL-C despite taking maximally tolerated lipid-modifying therapy — including individuals considered statin averse — leaving them at high risk for cardiovascular events1. In the United States, more than 50 percent of atherosclerotic cardiovascular disease (ASCVD) patients and heterozygous familial hypercholesterolemia (HeFH) patients who are not able to reach their guideline recommended LDL-C levels with statins alone need less than a 40 percent reduction to reach their LDL-C threshold goal2.

ESPERION's mission as the Lipid Management Company is to deliver oral, once-daily medicines that complement existing oral drugs to provide the additional LDL-C lowering that these patients need.

Forward-Looking Statements
This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the federal securities laws, including statements regarding the global clinical development and commercialization plans for bempedoic acid tablet and the bempedoic acid / ezetimibe fixed dose combination tablet, including ESPERION's timing, designs, plans for announcement of results regarding its CLEAR Outcomes study and other ongoing clinical studies for bempedoic acid tablet and the bempedoic acid / ezetimibe combination fixed dose tablet, timing for the review and approval of expanded indications for their effect on cardiovascular events, ESPERION's expectations for the market for medicines to lower LDL-C, including the prospects for success of the commercial launch and market adoption of bempedoic acid tablet and the bempedoic acid / ezetimibe fixed dose combination tablet in the United States and European Union, the development of ESPERION’s in-licensed pre-clinical oral PCSK9 inhibitor program, and ESPERION’s financial outlook, including expectations for future revenues from its product sales, partnership collaborations and other sources. Any express or implied statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause ESPERION's actual results to differ significantly from those projected, including, without limitation, delays or failures in ESPERION’s clinical development and commercialization plans, or approval of expanded indications, that existing cash resources may be used more quickly than anticipated, that Otsuka and DSE are able to successfully commercialize its products, the impact of COVID-19 on our business, clinical activities, supply chain, commercial development and launch plans, and the risks detailed in ESPERION's filings with the Securities and Exchange Commission. Any forward-looking statements contained in this press release speak only as of the date hereof, and ESPERION disclaims any obligation or undertaking to update or revise any forward-looking statements contained in this press release, other than to the extent required by law.

References

(1)ESPERION market research on file: research project interviewing 350 physicians. ESPERION Therapeutics, Inc. Sept-Oct 2018.
(2)Data on file: analysis of NHANES database. ESPERION Therapeutics, Inc. 2018.

Esperion Therapeutics, Inc.

Balance Sheet Data
(In thousands)
(Unaudited)

	December 31, 2020	December 31, 2019
Cash and cash equivalents	$304,962	$166,130
Working capital	251,827	145,634
Investments	—	34,651
Restricted cash	—	928
Total assets	353,258	214,447
Revenue interest liability	176,604	132,544
Convertible notes, net of issuance costs	179,367	—
Common stock	26	27
Accumulated deficit	(838,817)	(695,266)
Total stockholders' (deficit) equity	(96,134)	19,950

Esperion Therapeutics, Inc.

Statement of Operations
(In thousands, except share and per share data)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Revenues:
Product sales, net	$8,167	$—	$12,965	$—
Collaboration revenue	1,471	982	214,582	148,364
Total Revenues	9,638	982	227,547	148,364

Operating expenses:
Cost of goods sold	$1,688	$—	$2,392	$—
Research and development	41,964	38,234	146,936	175,611
Selling, general and administrative	61,555	21,712	199,615	65,854
Total operating expenses	105,207	59,946	348,943	241,465

Loss from operations	(95,569)	(58,964)	(121,396)	(93,101)

Interest expense	(8,931)	(4,124)	(22,670)	(8,120)
Other income, net	24	1,142	515	4,056
Net loss	$(104,476)	$(61,946)	$(143,551)	$(97,165)

Net loss per common share - basic and diluted	$(3.89)	$(2.26)	$(5.23)	$(3.59)

Weighted-average shares outstanding - basic and diluted	26,882,830	27,371,067	27,473,873	27,090,284